Form of Employee Restricted Stock Unit Award Agreement (Performance Based Vesting)

LIFEPOINT HOSPITALS, INC.

2013 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

FOR

[Insert name of Recipient]

1.     Award of Restricted Stock Units.  LifePoint Hospitals, Inc. (the “Company”) hereby grants, as of _________________ (the “Date of Grant”), to __________________ (the “Recipient”), the right to receive, at the times specified in Section 4 hereof,                 shares of the Company’s common stock, par value $0.01 per share (collectively the "RSUs").  The RSUs shall be subject to the terms, provisions and restrictions set forth in this Agreement and the LifePoint Hospitals, Inc. 2013 Long-Term Incentive Plan (the “Plan”), which is incorporated herein for all purposes.  The grant of this Award and the issuance of any Shares (or any other securities of the Company pursuant thereto) is subject to all of the terms and conditions herein and in the Plan.  Unless otherwise provided herein, terms used herein that are defined in the Plan and not defined herein shall have the meanings attributable thereto in the Plan.

2.     Vesting of RSUs.

(a)     General Vesting.  The RSUs shall become vested on [               ] (the “Vesting Date”), provided that the Continuous Service of the Recipient continues through and on the Vesting Date and either of the Performance Goals specified below are achieved for the       ,         , or       , fiscal year of the Company during the Performance Period:

Performance Criteria                                                                               Performance Goal

Annual Revenue (expressed as “net revenue”)                                      $

Pre-Tax Income (expressed as “EBITDA”)                                           $

The terms “net revenue” and “EBITDA” are defined herein as they are defined in the Company’s financial budget for each respective fiscal year.

(i)     The “Performance Period” for the Award is January 1, ____, through December 31, ____.

(ii)     Performance shall be determined in accordance with generally accepted accounting principles; provided, however, that such performance shall be determined without regard to any change in accounting standards that may be required by the Financial Accounting Standards Board during the Performance Period, and by making appropriate adjustments to account for any spin-off or sale of a subsidiary or the disposition of assets by the Company during the Performance Period.  Any such adjustments shall be made in a manner that (A) does not result in a discretionary increase in the amount payable under the Award and (B) is otherwise consistent with the qualification of Awards as “performance-based compensation” under Code Section 162(m) and the regulations thereunder.

(iii)     Vesting of the Award is conditioned upon the Committee certifying in writing that the Performance Goals specified herein were achieved upon the completion of the Performance Period.  If the objectives are not achieved, the RSUs will be forfeited to the Company on ____________, 20__.

There shall be no proportionate or partial vesting of Shares subject to the RSUs in or during the months, days or periods prior to the Vesting Date, and except as otherwise provided in Section 2 hereof, all vesting of Shares subject to the RSUs shall occur only on the Vesting Date.

(b)     Acceleration of Vesting Upon Death.  In the event that the Recipient’s Continuous Service terminates by reason of the Recipient’s death, the Shares subject to the RSUs subject to this Agreement shall be immediately vested as of the date of such death.

(c)     Acceleration of Vesting Upon Disability.   In the event that the Recipient suffers a Disability prior to the termination of the Recipient’s Continuous Service, the Shares subject to the RSUs subject to this Agreement shall be immediately vested as of the date of such Disability.

(d)     Acceleration of Vesting Upon a Change in Control.  The Shares subject to the RSUs subject to this Agreement shall be immediately vested as of the date during the Recipient’s Continuous Service there is a “Change in Control,” as defined in Section 9(b) of the Plan, unless either (i) the Company is the surviving entity in the Change in Control and the RSU Award continues to be outstanding after the Change in Control on substantially the same terms and conditions as were applicable immediately prior to the Change in Control, or (ii) the successor company or its parent company assumes or substitutes for the RSU Award, as determined in accordance with Section 10(c)(ii) of the Plan. Notwithstanding the foregoing, in the event the Recipient’s Continuous Service is terminated without Cause by the Company or any Related Entity or by such successor company or by the Recipient for Good Reason within 24 months following a Change in Control and the Shares subject to the RSUs subject to this Agreement did not vest pursuant to subsection (i) or (ii) of this Section 2(d), the Shares subject to the RSUs subject to this Agreement shall be immediately vested as of the date of such termination of Continuous Service.

(e)     Acceleration of Vesting Upon Termination.  Except as otherwise provided in Section 2(d), in the event that the Recipient’s Continuous Service is terminated either by the Company or any Related Entity without Cause or by the Recipient for Good Reason, a percentage of the Shares subject to the RSUs subject to this Agreement equal to (i) the number of full months of Continuous Service following the Date of Grant through the date of termination, divided by (ii) the total number of months between the Date of Grant and the Vesting Date, shall become vested as of the Vesting Date, provided that the Performance Goals described herein are attained during the Performance Period.

(f)     Acceleration of Vesting Upon Retirement.  If the Recipient terminates his or her Continuous Service after attaining age 62 (for reasons other than the reasons described in Sections 2(b), 2(d) and 2(e) hereof) and completing at least five (5) years of Continuous Service (a “Retirement Termination”), the Shares subject to the RSUs subject to this Agreement shall vest on the Vesting Date; provided that the Performance Goals described herein are attained during the Performance Period and that, during the period (the “Restricted Period”) beginning on the date the Recipient has a Retirement Termination (the “Retirement Date”) and continuing until the Vesting Date, the Recipient agrees that he or she will not, in any capacity (including, but not limited to, as an owner, member, partner, shareholder, consultant, advisor, financier, agent, employee, officer, director, manager or otherwise), whether directly or indirectly, engage in a Competitive Activity (as such term is hereinafter defined).  If the Recipient fails to comply with this provision, a percentage of the Shares subject to the RSUs subject to this Agreement equal to (i) the number of full months following the Date of Grant through the date the Recipient violates this provision, divided by (ii) the total number of months between the Date of Grant and the Vesting Date, shall become vested as of the Vesting Date, provided that the Performance Goals described herein are attained during the Performance Period. Any unvested RSUs shall be forfeited. As used in this Agreement, the term “Competitive Activity” shall mean and refer to: any person or entity (including their successors (including any successor(s) that results from any business combination, sale or merger), assigns and transferees, whether by operation of law or otherwise) that, whether on the Retirement Date or at any time within the Restricted Period, derives more than fifty percent of its revenues from one or more non-urban acute care hospitals (and associated outpatient healthcare facilities).  Nothing in this subsection (f) shall prohibit the Recipient’s ownership of stock in any publicly held company (other than the Company) listed on a national securities exchange or whose shares of stock are regularly traded in the over the counter market as long as such holding at no time exceeds two percent (2%) of the total outstanding stock of such company.

(g)     Definitions.  For purposes of this Agreement, the following terms shall have the meanings indicated:

(i)     “Delivery Date” means the date on which any portion of the RSUs subject to this Agreement vest pursuant to this Section 2.  Notwithstanding the foregoing, (x) in the event the Shares subject to the RSUs subject to this Agreement become vested upon a Change in Control, Delivery Date shall mean the date on or after the Change in Control on which the Recipient has a Separation from Service, provided that such Separation from Service occurs within 24 months following a Change in Control which constitutes a “change in the ownership” of the Company, a “change in effective control” of the Company, or a “change in the ownership of a substantial portion of the assets” of the Company under Treasury Regulations Section 1.409A-3(i)(5), or the date on which the RSUs subject to this Agreement would have vested pursuant to Sections 2(a), 2(b) or 2(c) in the absence of a Change in Control occurring, whichever occurs earliest, and (y) in the event the Recipient’s Continuous Service is terminated without Cause by the Company or any Related Entity or by such successor company or by the Recipient for Good Reason within 24 months following a Change in Control, which does not constitute a “change in the ownership” of the Company, a “change in effective control” of the Company, or a “change in the ownership of a substantial portion of the assets” of the Company under Treasury Regulations Section 1.409A-3(i)(5), or any successor provision, and the Shares subject to the RSUs subject to this Agreement did not vest pursuant to subsection (i) or (ii) of Section 2(d), Delivery Date shall mean the date on which the RSUs subject to this Agreement would have vested pursuant to Section 2(a) in the absence of a Change in Control occurring.

(ii)     “Non-Vested RSUs” means any portion of the RSUs subject to this Agreement that have not become vested pursuant to this Section 2.

(iii)     “Separation from Service” means the voluntary or involuntary separation from service with the Service Recipient, determined in a manner consistent with Section 409A of the Code and the Treasury Regulations thereunder.

(iv)     “Service Recipient” means the person or entity for whom the services resulting in the grant of the RSUs were performed, and with respect to whom the legally binding right to the Award arises, and all persons with whom such person would be considered a single employer under Section 414(b) of the Code (employees of a controlled group of corporations), and all persons with whom such person would be considered a single employer under Section 414(c) of the Code (employees of partnerships, proprietorships, or other entities under common control).

(v)     “Specified Employee” means any Recipient who, at the time of his or her Separation from Service, is a “key employee”, within the meaning of Section 416(i) of the Code, of any Service Recipient the shares of which are publicly traded on an established securities market or otherwise, determined in accordance with Section 409A of the Code.

(vi)     “Vested RSUs” means any portion of the RSUs subject to this Agreement that are and have become vested pursuant to this Section 2.

3.     Forfeiture of Non-Vested RSUs.  If the Recipient’s Continuous Service is terminated for any reason, any RSUs that are not Vested RSUs, and that do not become Vested RSUs pursuant to Section 2 hereof as a result of such termination or as a result of a Retirement Termination, shall be forfeited immediately upon such termination of Continuous Service or at such other time as provided in Section 2(f) without any payment to the Recipient.  The Committee shall have the power and authority to enforce on behalf of the Company any rights of the Company under this Agreement in the event of the Recipient’s forfeiture of Non-Vested RSUs pursuant to this Section 3.

4.     Settlement of the RSUs.

(a)     Delivery of Shares.  The Company shall deliver to the Recipient or in the event of the Recipient’s death, to the beneficiary or beneficiaries designated by the Recipient, or if the Recipient has not so designated any beneficiary(ies), or no designated beneficiary survives the Recipient, to the personal representative of the Recipient’s estate, Shares corresponding to the Vested RSUs on, or as soon as administratively practicable after, the Delivery Date, but in no event more than sixty (60) days thereafter. Notwithstanding the foregoing, in the event there is a Change in Control on or before the date on which the Company would otherwise deliver Shares pursuant to this Section 4(a), the Company may, in lieu of delivering Shares, deliver the consideration (whether stock, cash or other securities or property) received in the Change in Control transaction by holders of Shares, or such other consideration as determined by the Committee in its sole discretion, equal to the Fair Market Value of the per Share consideration received by holders of Shares in the applicable transaction, multiplied by the number of Shares subject to the RSUs subject to this Agreement that were vested and deliverable pursuant to this Section 4(a).  The determination of such substantial equality of Fair Market Value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

(b)     Distribution to Specified Employees.    Notwithstanding the foregoing, if the Recipient is a Specified Employee, then no distributions otherwise required to be made under this Agreement on account of the Recipient’s Separation from Service shall be made before the date that is six (6) months after the date of the Recipient’s Separation from Service or, if earlier, the date of the Recipient’s death if such deferral is required to comply with Section 409A of the Code.

5.     Rights with Respect to RSUs.

(a)     No Rights as Shareholder Until Delivery.  Except as otherwise provided in this Section 5, the Recipient shall not have any rights, benefits or entitlements with respect to the Shares corresponding to the RSUs unless and until those Shares are delivered to the Recipient (and thus shall have no voting rights, or rights to receive any dividend declared, before those Shares are so delivered).  On or after delivery, the Recipient shall have, with respect to the Shares delivered, all of the rights of a holder of Shares granted pursuant to the articles of incorporation and other governing instruments of the Company, or as otherwise available at law.

(b)     Adjustments to RSUs.  If at any time while this Agreement is in effect and before any Shares have been delivered with respect to any RSUs, there shall be any increase or decrease in the number of issued and outstanding Shares of the Company through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of such Shares, then the Shares subject to the RSUs then subject to this Agreement shall be adjusted in the manner as the outstanding shares of the Company.  If any such adjustment shall result in a fractional Share, such fraction shall be disregarded.

(c)     No Restriction on Certain Transactions.  Notwithstanding any term or provision of this Agreement to the contrary, the existence of this Agreement, or of any outstanding RSUs awarded hereunder, shall not affect in any manner the right, power or authority of the Company or any Related Entity to make, authorize or consummate: (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company's or any Related Entity’s capital structure or its business; (ii) any merger, consolidation or similar transaction by or of the Company or any Related Entity; (iii) any offer, issue or sale by the Company or any Related Entity of any capital stock of the Company or any Related Entity, including any equity or debt securities, or preferred or preference stock that would rank prior to or on parity with the Shares represented by the RSUs and/or that would include, have or possess other rights, benefits and/or preferences superior to those that such Shares include, have or possess, or any warrants, options or rights with respect to any of the foregoing; (iv) the dissolution or liquidation of the Company or any Related Entity; (v) any sale, transfer or assignment of all or any part of the stock, assets or business of the Company or any Related Entity; or (vi) any other corporate transaction, act or proceeding (whether of a similar character or otherwise).

(d)     Dividend Equivalents.   During the term of this Agreement, the Recipient shall have the right to receive distributions (the “Dividend Equivalents”) from the Company equal to any dividends or other distributions that would have been distributed to the Recipient if each of the Shares subject to the RSUs instead was an issued and outstanding Share owned by the Recipient.  Dividend Equivalents payable with respect to the RSUs subject to this Agreement shall be subject to the following terms and conditions: (i) Dividend Equivalents payable with respect to the RSUs subject to this Agreement shall be paid on the date the RSUs to which such Dividend Equivalents relate are settled under Section 4 hereof, with such Dividend Equivalents to be accumulated, without interest, by the Company (the “Accumulated Dividend Equivalents”), (ii) all Accumulated Dividend Equivalents payable with respect to the RSUs subject to this Agreement shall be paid in cash, reduced by any applicable withholding taxes, and (ii) any Accumulated Dividend Equivalents with respect to the RSUs subject to this Agreement shall be forfeited and all rights of the Recipient to such Accumulated Dividend Equivalents shall terminate, without further obligation on the part of the Company, unless the portion of the RSUs subject to this Agreement to which such Accumulated Dividend Equivalents relate become Vested RSUs pursuant to Section 2 hereof.  Each Dividend Equivalent shall be treated as a separate payment for purposes of Section 409A of the Code.

6.     Transferability.  The RSUs are not transferable unless and until the Shares have been delivered to the Recipient in settlement of the RSUs in accordance with this Agreement, otherwise than by will or under the applicable laws of descent and distribution. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Recipient.  Except as otherwise permitted pursuant to the first sentence of this Section, any attempt to effect a Transfer of any RSUs prior to the date on which the Shares have been delivered to the Recipient in settlement of the RSUs shall be void ab initio.  For purposes of this Agreement, “Transfer” shall mean any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment.

7.     Tax Matters.

(a)     Withholding.  Any tax withholding obligation of the Company arising in connection with this Award, and/or the lapse of restrictions with respect hereto, shall, to the extent permitted by law, be satisfied by the retention of Shares issuable pursuant to this Award that have a then-current Fair Market Value equal to the amount of any federal, state or local taxes of any kind required by law to be withheld with respect to such Shares.  If the retention of Shares described in the foregoing sentence is not permitted by law, as a condition to the Company’s obligations with respect to the RSUs (including, without limitation, any obligation to deliver any Shares) hereunder, the Recipient shall make arrangements satisfactory to the Company to pay to the Company any federal, state or local taxes of any kind required to be withheld with respect to the vesting or delivery of Shares corresponding to such RSUs.

(b)     Recipient’s Responsibilities for Tax Consequences.  The tax consequences to the Recipient (including without limitation federal, state, local and foreign income tax consequences) with respect to the RSUs (including without limitation the grant, vesting and/or delivery thereof) are the sole responsibility of the Recipient.  The Recipient shall consult with his or her own personal accountant(s) and/or tax advisor(s) regarding these matters and the Recipient’s filing, withholding and payment (or tax liability) obligations.

8.     Amendment, Modification & Assignment.  This Agreement may only be modified or amended in a writing signed by the parties hereto.  No promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, with respect to the subject matter hereof, have been made by either party which are not set forth expressly in this Agreement.  This Agreement (and Recipient’s rights hereunder) may not be assigned, and the obligations of Recipient hereunder may not be delegated, in whole or in part.  The rights and obligations created hereunder shall be binding on the Recipient and his heirs and legal representatives and on the successors and assigns of the Company.

9.     Complete Agreement.  This Agreement (together with those agreements and documents expressly referred to herein, for the purposes referred to herein) embody the complete and entire agreement and understanding between the parties with respect to the subject matter hereof, and supersede any and all prior promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, which may relate to the subject matter hereof in any way.

10.     Miscellaneous.

(a)     No Right to (Continued) Employment or Service.  This Agreement and the grant of RSUs hereunder shall not confer, or be construed to confer, upon the Recipient any right to employment or service, or continued employment or service, with the Company or any Related Entity.

(b)     No Limit on Other Compensation Arrangements.  Nothing contained in this Agreement shall preclude the Company or any Related Entity from adopting or continuing in effect other or additional compensation plans, agreements or arrangements, and any such plans, agreements and arrangements may be either generally applicable or applicable only in specific cases or to specific persons.

(c)     Severability.  If any term or provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or under any applicable law, rule or regulation, then such provision shall be construed or deemed amended to conform to applicable law (or if such provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and the grant of RSUs hereunder, such provision shall be stricken as to such jurisdiction and the remainder of this Agreement and the award hereunder shall remain in full force and effect).

(d)     No Trust or Fund Created.  Neither this Agreement nor the grant of RSUs hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Related Entity and the Recipient or any other person.  To the extent that the Recipient or any other person acquires a right to receive payments from the Company or any Related Entity pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.

(e)     Law Governing.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware (without reference to the conflict of laws rules or principles thereof).

(f)     Interpretation.  This award of RSUs is subject to all of the terms, provisions and restrictions of this Agreement and the Plan.  All decisions or interpretations of the Board or the Committee upon any questions arising under this Agreement or the Plan are binding, conclusive and final.

(g)     Headings.  Section, paragraph and other headings and captions are provided solely as a convenience to facilitate reference.  Such headings and captions shall not be deemed in any way material or relevant to the construction, meaning or interpretation of this Agreement or any term or provision hereof.

(h)     Notices.  Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company’s General Counsel at 103 Powell Court, Brentwood, Tennessee 37207, or if the Company should move its principal office, to such principal office, and, in the case of the Recipient, to the Recipient’s last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.

(i)     Compliance with Section 409A

(i)     General.  It is the intention of both the Company and the Recipient that the benefits and rights to which the Recipient could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.  If the Recipient or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Recipient and on the Company).

(ii)     No Representations as to Section 409A Compliance.  Notwithstanding the foregoing, the Company does not make any representation to the Recipient that the shares of RSUs and the Dividend Equivalents, if any, awarded pursuant to this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Recipient or any Beneficiary for any tax, additional tax, interest or penalties that the Recipient or any Beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto is deemed to violate any of the requirements of Section 409A.

(iii)     No Acceleration of Payments.  Neither the Company nor the Recipient, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(iv)     Treatment of Each Installment as a Separate Payment.  For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Recipient is entitled under this Agreement shall be treated as a separate payment.  In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(j)     Non-Waiver of Breach.  The waiver by any party hereto of the other party's prompt and complete performance, or breach or violation, of any term or provision of this Agreement shall be effected solely in a writing signed by such party, and shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any party hereto to exercise any right or remedy which he or it may possess shall not operate nor be construed as the waiver of such right or remedy by such party, or as a bar to the exercise of such right or remedy by such party, upon the occurrence of any subsequent breach or violation.

(k)     Clawback of Benefits.  The Committee shall have full authority to implement any policies and procedures that it determines to be necessary or appropriate to comply with applicable securities laws or other laws, including, without limitation, Section 10D of the Exchange Act and any rules promulgated thereunder, including without limitation, including in this Agreement, or amending any this Agreement, without the consent of the Recipient, to include language for the clawback (recapture) by the Company of any benefits under this Agreement that the Committee deems necessary or appropriate to comply with that statutory provision and those rules.